UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2006

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 1, 2006, the Board of Directors of Kindred Healthcare, Inc. (the “Company”) appointed Gregory C. Miller as Senior Vice President, Corporate Development and Financial Planning, and member of the Company’s executive committee.

Prior to his appointment to the Company’s executive committee, Mr. Miller, age 36, served as the Company’s Senior Vice President, Corporate Development and Financial Planning. Mr. Miller served as the Company’s Vice President, Corporate Development and Financial Planning from January 2004 until December 2004. Prior to joining the Company, Mr. Miller worked for six years in the Health Care Group of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), a leading middle market investment bank, where he was most recently a Senior Vice President. At Houlihan Lokey, Mr. Miller was active in all areas of corporate finance, including mergers and acquisitions, financial restructuring and business valuation. Prior to joining Houlihan Lokey, Mr. Miller worked for KPMG Peat Marwick as a Senior Consultant in their Business Valuation Group.

The Company entered into an employment agreement with Mr. Miller in connection with his appointment to the Company’s executive committee. The agreement has a one-year term but is extended automatically each day by one day unless the Company notifies Mr. Miller. Upon such notification, the employment agreement will terminate in one year. The agreement provides that Mr. Miller is entitled to an annual base salary of $240,000. The agreement also provides that Mr. Miller is entitled to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans.

Under certain circumstances, Mr. Miller’s employment agreement also provides for severance payments if his employment is terminated. If his employment is terminated by reason of death or disability, Mr. Miller is entitled to a prorated portion of his short-term bonus. If Mr. Miller’s employment is terminated for cause, no additional payments are made under the employment agreement. If his employment is subject to termination for good reason (as defined in his agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreement.

Upon an Involuntary Termination, Mr. Miller’s employment agreement provides for a cash payment equal to the prorated portion of his short-term target bonus in the year of termination and one and one-half times his base salary and short-term target bonus in the year of termination. In addition, he would be entitled to coverage under the Company’s employee benefit plans for 18 months, 18 months of additional vesting of restricted stock awards and stock options, and an additional 18 months in which to exercise such options.

The Company also has entered into a Change in Control Severance Agreement with Mr. Miller. The agreement provides for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates Mr. Miller’s employment without cause or (b) Mr. Miller terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded Mr. Miller include: (a) a cash payment equal to three times base salary and short-term target bonus as of the termination of employment or the change in control date, whichever results in the greater payment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes Mr. Miller may incur as a result of the change in control payments.

A copy of the press release issued by the Company related to Mr. Miller’s appointment to the Company’s executive committee is attached hereto as Exhibit 99.1.

Copies of Mr. Miller’s Employment Agreement and his Change in Control Severance Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 7.01. Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on January 3, 2006 which is attached hereto as Exhibit 99.1 This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(c) Exhibits

Exhibit 10.1	Employment Agreement dated as of January 1, 2006 by and between Kindred Healthcare Operating, Inc. and Gregory C. Miller.

Exhibit 10.2	Change-in-Control Severance Agreement dated as of January 1, 2006 by and between Kindred Healthcare Operating, Inc. and Gregory C. Miller.

Exhibit 99.1	Press release dated January 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 3, 2006	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter Executive Vice President and Chief Financial Officer